Exhibit 99.1

Company Contact:
Discovery Partners International
Chief Executive Officer	Chief Financial Officer
Riccardo Pigliucci	Craig Kussman
(858) 552-3639	(858) 552-3639
ir@discoverypartners.com

FOR IMMEDIATE RELEASE

DISCOVERY PARTNERS INTERNATIONAL REPORTS THIRD QUARTER 2003 RESULTS WITH
RECORD NET INCOME AND PROFIT FROM OPERATIONS

San Diego, CA – October 21, 2003 – Discovery Partners International, Inc. (NASDAQ: DPII) today announced financial results for the three months and nine months ended September 30, 2003.

Revenues for the third quarter of 2003 were $11.4 million, an increase of 8 percent compared to $10.5 million for the third quarter of 2002.  Revenues for nine months ended September 30, 2003 were $35.4 million, an increase of 22 percent compared to $29.0 million for the same period in 2002.  The growth in revenues for the three and nine-month periods over the 2002 comparable results is primarily due to increases in exclusive compound supply and high-throughput screening revenues, which offset decreases in non-exclusive compound supply revenues.

Net income for the third quarter ended September 30, 2003 was $0.5 million, or $0.02 per share, which included $0.3 million, or $0.01 per share, of restructuring costs related to the closure of our Tucson chemistry operations compared to a reported net loss of $0.8 million, or $0.03 per share, in the third quarter of 2002.  Net loss for the nine months ended September 30, 2003 was $0.4 million, or $0.02 per share, which included $1.9 million, or $0.08 per share, of restructuring costs related to the closure of our Tucson chemistry operations compared to a reported net loss of $11.2 million, or $0.46 per share, for the same period in 2002, which included $7.3 million, or $0.30 per share of provisions related to the discontinuation of the Company’s non-exclusive compound supply business.

Gross margin, as a percentage of revenues for the third quarter of 2003 was 40 percent, up from 34 percent in the third quarter of 2002.  The improvement in gross margin is due to higher screening volumes and higher chemistry production volumes combined with savings in materials costs and other operating efficiencies.  For the nine months ended September 30, 2003, gross margin as a percentage of revenues was 34 percent, up from 9 percent for the same period in 2002, which included provisions related to the discontinuation of the Company’s non-exclusive compound supply business equaling 25 percent of revenue.

Research and development costs for the third quarter of 2003 were $0.5 million, down from $1.3 million in the third quarter of 2002.  Research and development costs for the nine months ended

September 30, 2003 were $1.9 million, down from $5.1 million in the same period in 2002.  The decreases in research and development costs for the three and nine-month periods are due to the redeployment of development scientists and engineers to the direct revenue generating activities of customer funded R&D programs and collaborations.

Sales, general and administrative costs for the third quarter of 2003 were $3.4 million, down from $3.5 million in the third quarter of 2002.  Sales, general and administrative costs for the nine months ended September 30, 2003 were $9.9 million, up from $9.8 million in the same period of 2002.

Restructuring costs related to the closure of the Company’s Tucson facility were $0.3 million for the third quarter of 2003, bringing the cumulative total to $1.9 million for the year, comprised of costs to exit certain contractual and lease obligations ($0.9 million), severance and retention bonuses for involuntary employee terminations ($0.4 million), and moving, relocation and other costs ($0.6 million).  The Company does not expect to incur any further restructuring charges related to the Tucson closure.

Cash and short-term investments at September 30, 2003 were $70.0 million, a decrease of $0.8 million from the balance at June 30, 2003 due primarily to higher working capital requirements caused by the timing of deliveries in our exclusive compound supply agreements and due to the repayment of $0.6 million of capital lease obligations.

Since our last quarter earnings report, Discovery Partners has achieved several substantial milestones:

•                  On July 25, 2003, the Company announced a significant multi-year strategic collaboration with Bruker AXS to provide seamless integration of systems for protein crystallization and X-ray crystallography for structural proteomics applications and to appoint Bruker AXS (NASDAQ: BRKR) the worldwide distributor for Discovery Partners’ Crystal Farm(TM) line of protein crystallography products.

•                  On September 25, 2003, the Company announced a licensing agreement with AstraZeneca UK Limited (NYSE: AZN) under which AZN receives worldwide, non-exclusive rights to Company patents governing the use of in vitro gene expression profiling as a response to drug-induced stresses for indicating toxicity of chemical compounds.

•                  On October 20, 2003, the Company announced a significant expansion of an existing collaboration with Inspire Pharmaceuticals (NASDAQ: ISPH) for the optimization of lead compounds in the P2 receptor family that may be important across multiple therapeutic areas .

“We are extremely pleased to report that our third quarter results exceeded our expectations, and allowed the Company to achieve its highest reported EPS and also its first quarter of profit from operations in its history,” commented Riccardo Pigliucci, CEO and Chairman of Discovery Partners.  “During the quarter the increased efficiency of our operations allowed us to schedule chemistry production ahead of some of our delivery commitments to create an inventory buffer and a greater visibility against future deliveries. This action, along with higher screening volumes at our Basel facility, greatly improved our gross margin percentage and contributed to the positive operating results,” continued Pigliucci. “While this level of chemistry production and gross margin percentage is indicative of our potential operating capacity and leverage, its sustainability is dependent on our ability to increase our current levels of billable business.  Given the strength of our current shippable backlog, we are comfortable increasing our EPS guidance for the fourth quarter of 2003 to $0.03 per share, which would bring the company to positive reported EPS for the year. As preliminary guidance for 2004, assuming no deterioration of current macro economic conditions, the company expects to continue to deliver a revenue growth rate in the mid-teens and achieve EPS growth over this year’s reported results by delivering EPS in the mid teens cents per share range,” concluded Pigliucci.

A conference call discussing third quarter 2003 financial results as well as financial guidance for the remainder of 2003 will be publicly available via the Company’s website, at http://www.discoverypartners.com.  The live web cast will begin at 11:00 am Eastern Time, on Tuesday, October 21, 2003.  In addition to the live web cast, replays will be available to the public on Discovery Partners’ website, http://www.discoverypartners.com and by calling (800) 428-6051, access code:  308407 through Tuesday, October 28, 2003.

About Discovery Partners

Discovery Partners International, Inc. is a leader in drug discovery collaborations.  DPI offers integrated services, products, and systems that span the drug discovery continuum, including target characterization, targeted and screening-library design and synthesis, high throughput and high content screening, lead generation and optimization, gene expression analysis, and protein crystallization.  DPI has actively contributed to dozens of drug discovery collaborations, working on many of the most promising new biological target areas for the biotech and pharmaceutical industries.  Discovery Partners International is headquartered in San Diego, California and has operations in the United States, Europe and India.  For more information on Discovery Partners International, Inc., please visit the Company’s website at http://www.discoverypartners.com.

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Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty.  Discovery Partners’ actual results may differ materially from those projected in the forward looking statements due to risks and uncertainties that exist in Discovery Partners’ operations, development efforts and business environment, including the establishment of offshore chemistry operations, our ability to establish collaborations, execute more profitable business and realize operating efficiencies, our ability to achieve expected growth and financial performance in 2003 and 2004, the integration of acquired businesses, the trend toward consolidation of the pharmaceutical industry, quarterly sales variability, technological advances by competitors, and other risks and uncertainties more fully described in Discovery Partners’ annual report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission and Discovery Partners’ other SEC reports.

DISCOVERY PARTNERS INTERNATIONAL, INC.

Selected Consolidated Financial Data

(Unaudited, in thousands, except per share amounts)

Consolidated Statement of Operations Data

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002

Revenues	$11,409	$10,544	$35,361	$28,960
Cost of revenues	(6,882)	(6,976)	(23,246)	(19,159)
Provision for discontinued products	—	—	—	(5,781)
Anticipated contract loss	—	—	—	(1,485)
Gross margin	4,527	3,568	12,115	2,535

Operating expenses:
Research and development	545	1,301	1,912	5,148
Selling, general and administrative	3,361	3,524	9,862	9,833
Restructuring costs	315	—	1,873	—
Amortization of deferred compensation	178	138	338	510
Total operating expenses	4,399	4,963	13,985	15,491

Income (loss) from operations	128	(1,395)	(1,870)	(12,956)

Interest income (net)	437	515	1,430	1,496
Other income (expense), net	(20)	(26)	1	(89)
Minority interest in consolidated subsidiary	—	97	—	313

Net income (loss)	$545	$(809)	$(439)	$(11,236)

Net income (loss) per share, basic	$0.02	$(0.03)	$(0.02)	$(0.46)

Weighted average shares outstanding, basic	24,334	24,328	24,318	24,307

Net income (loss) per share, diluted	$0.02	$(0.03)	$(0.02)	$(0.46)

Weighted average shares outstanding, diluted	25,267	24,328	24,318	24,307

Summary Balance Sheet

	September 30, 2003	December 31, 2002
	(Unaudited)

Cash and cash equivalents	$3,238	$8,309
Short-term investments	66,751	61,327
Accounts receivable, net	9,921	9,816
Inventories	3,996	4,608
Prepaid and other current assets	1,666	1,333
Total current assets	85,572	85,393

Property and equipment, net	8,354	9,819
Restricted cash	570	931
Patents, license rights and other intangible assets, net	8,774	7,220
Other long-term assets, net	787	1,080
Total assets	$104,057	$104,443

Accounts payable and accrued expenses	$4,343	$3,650
Restructuring accrual	965	—
Current portion of long-term debt	14	723
Contract loss accrual	—	837
Deferred revenue	2,566	2,291
Total current liabilities	7,888	7,501

Other liabilities	—	306
Deferred rent	102	105

Common stock	25	24
Common stock issuable	1,026	—
Treasury stock	(775)	(119)
Additional paid-in-capital	201,343	200,691
Deferred compensation	(1,232)	(260)
Accumulated other comprehensive income	809	885
Accumulated deficit	(105,129)	(104,690)

Total stockholders’ equity	96,067	96,531

Total liabilities and stockholders’ equity	$104,057	$104,443

Statements of Cash Flows (Unaudited)

	Nine months ended September 30, 2003	Three months ended September 30, 2003

Net income (loss)	$(439)	$545

Adjustments to reconcile net income (loss) to cash provided by operating activities
Depreciation and amortization	3,679	1,385
Amortization of deferred compensation	338	178
Restructuring expense	1,873	315
Change in operating assets and liabilities
Accounts receivable	(519)	(578)
Inventories	611	(984)
Other current assets	(321)	(568)
Accounts payable, accrued expenses	970	803
Contract loss accrual	(838)	—
Restructuring accrual	(908)	(605)
Deferred revenue	208	(451)
Restricted cash	378	379
Deferred rent	(2)	(2)
Net cash provided by operating activities	5,030	417

Investing activities
Purchases of property and equipment	(1,410)	(612)
Other assets	326	125
Purchase of patents, license rights and other intangible assets	(2,106)	(13)
Purchase of short-term investments	(5,424)	(861)
Net cash used in investing activities	(8,614)	(1,361)

Financing activities
Proceeds from borrowing (principal payments) on capital leases, equipment notes payable, line of credit	(1,076)	(628)
Purchase of treasury stock	(289)	—
Issuance of common stock	368	141
Net cash used in financing activities	(997)	(487)
Effect of exchange rate changes	(490)	(199)

Net decrease in cash and cash equivalents	(5,071)	(1,630)

Cash and cash equivalents at beginning of period	8,309	4,867
Cash and cash equivalents at end of period	$3,238	$3,237